FS Investment Corporation II 8-K

Exhibit 99.1

CONTACT:

Franklin Square Media Team

215-495-1174

media@franklinsquare.com

FOR IMMEDIATE RELEASE

FSIC II Announces Details of

Third Quarter Earnings Release and Conference Call

PHILADELPHIA, PA, October 22, 2014 – FS Investment Corporation II (“FSIC II”) announced that it will host a conference call to discuss its financial results for the quarter ended September 30, 2014 on Thursday, November 20, 2014 at 10:00 a.m. Eastern Time. Prior to the call, FSIC II will report its financial highlights for the quarter ended September 30, 2014.

In order to participate, interested parties should dial 1 (800) 447-0521 at least 10 minutes prior to the beginning of the conference call and provide the confirmation code 38339834 when prompted.  An audio archive of the call will be available for replay. The link to the audio archive can be found under FSIC II’s “Literature” page at www.franklinsquare.com and will be available for a period of 30 days following the call.

About FS Investment Corporation II

FSIC II is a publicly registered, non-traded business development company (“BDC”) sponsored by Franklin Square Capital Partners (“Franklin Square”). FSIC II focuses primarily on investing in the debt securities of private companies throughout the United States, with the investment objectives of generating current income and, to a lesser extent, long-term capital appreciation for its investors. FSIC II is advised by FSIC II Advisor, LLC, an affiliate of Franklin Square, and is sub-advised by GSO / Blackstone Debt Funds Management LLC, an affiliate of GSO Capital Partners LP (“GSO”). GSO, with approximately $70.2 billion in assets under management as of September 30, 2014, is the credit platform of Blackstone.

About Franklin Square Capital Partners

Franklin Square is a leading manager of alternative investment funds designed to enhance investors’ portfolios by providing access to asset classes, strategies and asset managers that typically have been available to only the largest institutional investors. The firm’s funds offer “endowment-style” investment strategies that help construct diversified portfolios and manage risk. Franklin Square strives not only to maximize investment returns but also to set the industry standard for best practices by focusing on transparency, investor protection and education for investment professionals and their clients.

Founded in Philadelphia in 2007, Franklin Square quickly established itself as a leader in the world of alternative investments by introducing innovative credit-based income funds, including the industry’s first non-traded BDC. The firm managed approximately $12.4 billion in assets as of June 30, 2014. For more information, please visit www.franklinsquare.com.